Exhibit 23.4

Collarini	Collarini Associates
3100 Wilcrest Drive, Suite 140
Houston, Texas 77042
Tel. (832) 251-0160
Fax (504) 887-7162
www.collarini.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our report, dated February 15, 2010, relating to the proved oil and gas reserves of ATP Oil & Gas Corporation (the “Company”) as of January 1, 2010, to the information derived from such reports and to the reference to this firm as an expert in Amendment No. 1 to the Form S-4 registration statement and any amendments thereto filed by the Company and in the prospectus to which the registration statement relates.

Collarini Associates

/s/ Mitch Reece, P.E.

President

December 10, 2010